Exhibit 5.1

VINSON & ELKINS L.L.P.
2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

February 3, 2005

Secunda International Limited

One Canal Street

Dartmouth, Nova Scotia

Canada B2Y 2W1

Ladies and Gentlemen:

We have acted as United States counsel for Secunda International Limited, a Nova Scotia corporation (the “Company”) and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange by the Company (the “Exchange Offer”) of $125,000,000 aggregate principal amount of its Senior Secured Floating Rate Notes due 2012 (the “Original Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Original Notes and the Exchange Notes. The Original Notes and the Exchange Notes are collectively referred to herein as the “Notes.” The Original Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of August 26, 2004 among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable foreign, federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding

Secunda International Limited

February 3, 2005

obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity, and (ii) the Guarantees of the Subsidiary Guarantors remain valid and binding obligations of such subsidiaries, enforceable against each such Subsidiary Guarantor in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of foreign, federal or state securities or blue sky laws.

We are members of the bar of the state of New York. We have relied as to matters of the laws of the Province of Nova Scotia and the federal laws of Canada on the opinion of McInnes Cooper dated the date hereof and as to matters of the laws of Barbados on the opinion of Paula S. Lett, Attorney-at-Law dated the date hereof, which opinions are also filed as exhibits to the Registration Statement. The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, and, in reliance on the opinion of McInnes Cooper dated the date hereof, the laws of the Province of Nova Scotia and the federal laws of Canada, and, in reliance on the opinion of Paula S. Lett, Attorney-at-Law dated the date hereof, the laws of Barbados, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.